Exhibit 10.11

EXECUTION VERSION

FIFTH AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT
Dated as of December 22, 2022
AMONG
SMITHFIELD FOODS, INC.,
SFFC, INC.,
SMITHFIELD SUPPORT SERVICES CORP.,
SMITHFIELD FRESH MEATS SALES CORP., SMITHFIELD FRESH MEATS CORP.,
SMITHFIELD DIRECT, LLC, SMITHFIELD BIOSCIENCE, INC.
AND SMITHFIELD PACKAGED MEATS SALES CORP.
AS ORIGINATORS,
AND
SMITHFIELD RECEIVABLES FUNDING LLC,
AS BUYER

i

EXHIBITS AND SCHEDULES

Exhibit I	-	Definitions

Exhibit II	-	Principal Place of Business; Location(s) of Records; Federal Employer Identification Number; Other Names

Exhibit III	-	[Reserved]

Exhibit IV	-	Form of Compliance Certificate

Exhibit V	-	Credit and Collection Policy

Exhibit VI	-	Form of Subordinated Note

Exhibit VII	-	Form of Purchase Report

Exhibit VIII	-	Restructuring Transactions
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FIFTH AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT
THIS FIFTH AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT, dated as of December 22, 2022, is by and among:
(a)Smithfield Foods, Inc., a Virginia corporation (“Smithfield”);
(b)SFFC, Inc., a Delaware corporation (“SFFC”);
(c)Smithfield Support Services Corp., a Delaware corporation (“Smithfield Support”);
(d)each of Smithfield Fresh Meats Sales Corp., a Delaware corporation (formerly known as Smithfield Farmland Sales Corp., “Fresh Sales”), , Smithfield Fresh Meats Corp., a Delaware corporation (“Fresh Meats”), Smithfield Direct, LLC, a Delaware limited liability company (formerly known as Armour-Eckrich Meats LLC, “Smithfield Direct”), and Smithfield Packaged Meats Sales Corp., a Delaware corporation (formerly known as SFC Employee New Company, “Packaged Sales”) and Smithfield Bioscience, Inc., an Ohio corporation (“Smithfield Bioscience”) and such other Originators that may become party to this Agreement with the consent of the Required Committed Lenders (each, unless excluded from this Agreement as an Excluded Originator in accordance herewith, an “Originator”); and
(e)Smithfield Receivables Funding LLC, a Delaware limited liability company (“Buyer”), and amends and restates in its entirety that certain Fourth Amended and Restated Receivables Sale Agreement dated as of November 21, 2018, by and among Smithfield, SFFC, Smithfield Support, Fresh Sales, Smithfield Packaged Meats Corp., Fresh Meats, Smithfield Specialty Foods Group, LLC, Smithfield Direct, Packaged Sales, and Buyer, as amended through the date hereof (the “Original Agreement”).
Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I hereto.
PRELIMINARY STATEMENTS
WHEREAS, each of the Originators acquires and originates, or will acquire and originate, from time to time, Receivables and certain rights relating thereto.
WHEREAS, the Originators wish to sell, contribute or otherwise convey the Receivables, Related Security and associated Collections to the Buyer, from time to time, and the Buyer is willing to purchase or otherwise acquire Receivables, Related Security and associated Collections from the Originators, on the terms and subject to the conditions set forth herein.
WHEREAS, each of the Originators, SFFC and Buyer intend the conveyance of Receivables contemplated hereby to be true sales or contributions of the applicable Receivables to Buyer by each such Originator or SFFC, as the case may be, providing Buyer with the full benefits of ownership of such Receivables and Related Security, and none of the Originators, SFFC and Buyer intends such conveyances to be, or for any purpose to be characterized as, loans from Buyer to such Originator or SFFC, as the case may be.
WHEREAS, the Originators and Buyer acknowledge that a lien and security interest in the Receivables and the Related Security and associated Collections sold, contributed or otherwise conveyed by the Originators to Buyer hereunder, together with the Buyer’s rights and interests under the Performance Undertaking, has been granted and assigned by Buyer pursuant to that certain Fifth Amended and Restated Credit and Security Agreement dated as of December 22, 2022 (as amended, restated and/or otherwise modified from time to time in accordance with the terms thereof, the “Credit and Security Agreement”) among Buyer, Smithfield, as initial Servicer, each of the lenders and co-agents from time to time party thereto, Coöperatieve Rabobank U.A., New York Branch (“Rabobank”), as a letter of credit issuer and PNC Bank, National Association, as administrative agent (in such last capacity, the “Administrative Agent”) and as a letter of credit issuer (together with Rabobank in such capacity, the “Letter of Credit Issuers” and each, a “Letter of Credit Issuer”).
NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
AMOUNTS AND TERMS OF THE PURCHASE
Section 1.1Commencement Date; Initial Transfer and Contribution of Receivables. (a) None of the Originators shall have any obligation to contribute or sell, and Buyer shall have no obligation to accept or purchase, any of the Receivables, Related Security or associated Collections until the applicable Commencement Date (as defined herein) occurs. The obligation of Smithfield, SFFC, and the Originators to sell, contribute, and convey the Receivables shall commence on the applicable Commencement Date. On the Commencement Date relating to the US Originators:
(i)Buyer shall provide to each of the other parties a notice (the “Transfer Notice”) specifying in respect of each US Originator the aggregate Outstanding Balance of the Initial Transferred Assets of such US Originator that shall constitute Initial Contributed Assets and the aggregate Outstanding Balance of the Initial Transferred Assets of such US Originator that shall constitute Initial Purchased Assets.
(ii)Each of the US Originators agrees to transfer and convey to Smithfield its Initial Contributed Assets.
(iii)Smithfield agrees to contribute, assign, transfer, set-over and otherwise convey to SFFC, and SFFC agrees to accept from Smithfield, the Aggregate Initial Contributed Assets as a contribution to the capital of SFFC.

(iv)SFFC agrees to contribute, assign, transfer, set-over and otherwise convey to Buyer, and Buyer agrees to accept from SFFC, the Aggregate Initial Contributed Assets contributed to SFFC pursuant to Section 1.1(a)(ii) as a contribution to the capital of Buyer.
(b)It is the intention of the parties hereto that (i) each of the conveyances described in Section 1.1(a)(ii) constitute an outright assignment of Initial Contributed Assets and (ii) each of the conveyances described in Sections 1.1(a)(iii) and (iv) constitute an outright assignment of the Aggregate Initial Contributed Assets, which assignments are absolute and irrevocable and which assignments collectively provide Buyer, upon completion of the transactions described in Sections 1.1(a)(ii), (iii), and (iv), with the full benefits of ownership of the Aggregate Initial Contributed Assets.
(c)The transfer to Smithfield of Initial Contributed Assets by each US Originator is made without recourse to such US Originator, and the contribution of the Aggregate Initial Contributed Assets by Smithfield to SFFC, and by SFFC to Buyer, is made without recourse to Smithfield or SFFC, as applicable; provided, however, that (i) each US Originator remains liable to Smithfield for all representations, warranties, covenants and indemnities made by such US Originator hereunder and under the other Transaction Documents to which such US Originator is party, (ii) Smithfield remains liable to SFFC for all representations, warranties, covenants and indemnities made by Smithfield hereunder and under the other Transaction Documents to which Smithfield is party; (iii) SFFC remains liable to Buyer for all representations, warranties, covenants and indemnities made by SFFC hereunder and under the other Transaction Documents to which SFFC is party, and (iv) such transfer and contribution do not constitute, and will not, and are not intended to, result in, an assumption by Buyer of any obligation of such US Originator or any other Person arising in connection with the Initial Contributed Assets or any other obligations of such US Originator. Each of the US Originators, Smithfield and SFFC agrees that it has marked, or will mark within thirty (30) days of the Commencement Date, its master data processing records relating to the Initial Contributed Assets originated (or, in the case of Smithfield or SFFC, contributed) by it with a legend acceptable to Buyer and to the Administrative Agent, evidencing that Buyer acquired the Aggregate Initial Contributed Assets and to note in its financial statements that the Initial Contributed Assets have been transferred to Smithfield and that the Aggregate Initial Contributed Assets have been contributed to SFFC’s capital and subsequently Buyer’s capital. Upon the request of Buyer or the Administrative Agent, each of the US Originators, and each of Smithfield and SFFC, will execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect and maintain the perfection of Buyer’s ownership interest in the Aggregate Initial Contributed Assets to the extent that any such assets remain in existence on the applicable Commencement Date.
(d)On the first Settlement Date following the Commencement Date relating to the US Originators, the exact amounts of the Outstanding Balances of the Initial Contributed Assets and the Initial Purchased Assets for each US Originator shall be determined, based on information provided to Buyer and Servicer by each US Originator, in the following manner. With respect to each US Originator, the Receivables included in the Initial Transferred Assets will be listed in descending order of Outstanding Balance, with the Receivable having the largest Outstanding Balance listed first. Such list will then be divided into two portions in descending order, with the portion including the Receivables from the largest Outstanding Balance to and including the Receivable that causes the total Outstanding Balance of such portion to equal or exceed the amount specified in the Transfer Notice as the amount of Initial Contributed Assets for such US Originator being designated as the Initial Contributed Assets of such US Originator, and the remaining Initial Transferred Assets being treated as the Initial Purchased Assets of such US Originator. The actual amounts of Initial Contributed Assets and Initial Purchased Assets for such US Originator will then be adjusted accordingly.
Section 1.2Purchase of Receivables.
(a)On the terms and subject to the conditions set forth herein, each of the Originators hereby sells, assigns, transfers, sets-over and otherwise conveys to Buyer on the applicable Commencement Date, without recourse (except to the extent expressly provided herein), and Buyer hereby purchases from each of the Originators on the applicable Commencement Date, all of each Originator’s right, title and interest, in, to and under such Originator’s Initial Purchased Assets.
(b)Prior to the commencement of each Calculation Period, each Originator shall prepare and deliver to Buyer a report (each, an “Estimated Sales Report”) setting forth its good faith estimate of the aggregate Outstanding Balance of all Receivables that, together with all Related Security and Collections relating thereto, are anticipated to be sold and transferred to Buyer by such Originator on each day of such Calculation Period.
(c)On each Purchase Date until and including the applicable Termination Date, each Receivable (other than any Excluded Receivable), together with all Related Security and Collections relating thereto existing at the opening of the applicable Originator’s business on such Purchase Date, shall be hereby be, and be deemed to have been, sold, assigned, transferred, set-over and otherwise conveyed to Buyer, and purchased by Buyer (and without further action by any Person).

(d)On the eighteenth (18th) Business Day following the end of the fiscal month in which the applicable Commencement Date occurs, and on each Monthly Reporting Date thereafter, each Originator shall (or shall cause Smithfield, as Servicer, under the Credit and Security Agreement to) deliver to Buyer a report in substantially the form of Exhibit VII hereto (each such report being herein called a “Purchase Report”) with respect to the actual aggregate Outstanding Balance of the Receivables sold by such Originator to Buyer during the Calculation Period then most recently ended. In addition to, and not in limitation of, the foregoing, in connection with the payment of the Purchase Price for any Receivables purchased hereunder, Buyer may request that the applicable Originator deliver, and such Originator shall deliver, such approvals, opinions, information or documents as Buyer or the Administrative Agent may reasonably request.
(e)It is the intention of the parties hereto that the purchase of Receivables from each Originator pursuant to this Section 1.2 shall constitute a sale, which sale is absolute and irrevocable and provides Buyer with the full benefits of ownership of such Receivables. Except for the Purchase Price Credits owed by such Originator pursuant to Section 1.4, the sale of Receivables hereunder by each Originator is made without recourse to such Originator; provided, however, that (i) such Originator shall be liable to Buyer for all representations, warranties, covenants and indemnities made by such Originator pursuant to the terms of the Transaction Documents to which such Originator is a party, and (ii) such sale does not constitute and is not intended to result in an assumption by Buyer of any obligation of such Originator or any other Person arising in connection with such Receivables, the related Contracts and/or other Related Security or any other obligations of such Originator. In view of the intention of the parties hereto that the sale of Receivables by each Originator pursuant to this Section 1.2 shall constitute a sale of such Receivables rather than loans secured thereby, each Originator agrees that it has marked (or will, on or prior to the date hereof and in accordance with Section 4.1(e)(ii), mark) its master data processing records relating to the Receivables originated by it with a legend acceptable to Buyer and to the Administrative Agent, evidencing that Buyer has purchased such Receivables and to note in its financial statements that its Receivables have been sold to Buyer. Upon the request of Buyer or the Administrative Agent, each Originator will execute and file such financing or continuation statements, or amendments thereto, financing change statements or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect and maintain the perfection of Buyer’s ownership interest in the Receivables purchased by Buyer pursuant to this Section 1.2 and the Related Security and Collections with respect thereto, or as Buyer or the Administrative Agent may reasonably request.

Section 1.3Payment of Purchase Price.
(a)On each Purchase Date, the Purchase Price payable by Buyer to any Originator in respect of the purchase of any Receivables and the Related Security and Collections related thereto from such Originator pursuant to Section 1.2 (the “Purchase Price”) on such Purchase Date shall be an amount equal to the product of (x) the estimated Outstanding Balance of such Receivables on the applicable Purchase Date indicated in the Estimated Sales Report for the Calculation Period within which such Purchase Date occurs, multiplied by (y) one minus the Discount Factor in effect on such Purchase Date.
(b)The Purchase Price with respect to the Receivables purchased by Buyer on any Purchase Date in accordance with the applicable Estimated Sales Report shall be reconciled on the applicable Settlement Date based on the information contained in the applicable Purchase Report, in the following manner:
(i)by wire transfer of immediately available funds to such Originator on such Purchase Date or Settlement Date, as applicable, to the extent that Buyer has funds available for such purpose after satisfying Buyer’s obligations under the Credit and Security Agreement that are then due and payable;
(ii)at the request of one or more Originators, by causing any Letter of Credit Issuer to issue a Letter of Credit, subject to the terms and conditions (including any limitations therein on the amount of any such issuance) for issuing Letters of Credit under the Credit and Security Agreement, in favor of one or more beneficiaries selected by such Originator(s) in the stated amount requested by such Originator(s) (or, if applicable and permitted by the Credit and Security Agreement, by causing the expiration date of an existing Letter of Credit to be extended at the request of such Originator(s)), in which event the face amount of each such Letter of Credit shall be applied as a payment of the Purchase Price payable by Buyer to such Originator(s) and, in the event of a request by more than one such Originator, such payment shall be applied pro rata in proportion to the amounts of the Purchase Prices payable to such Originators that are satisfied by delivery of each such Letter of Credit;
(iii)on the applicable Settlement Date, by delivery of the proceeds of a subordinated revolving loan from such Originator to Buyer (a “Subordinated Loan”) in an amount not to exceed the lowest of (A) the remaining unpaid portion of the aggregate Purchase Price for the Receivables sold by such Originator during the applicable Calculation Period (after giving effect to clauses (i) and (ii) above), (B) the maximum Subordinated Loan that could be borrowed without rendering Buyer’s Net Worth less than the Required Capital Amount and (C) an amount equal to the Subordinated Note Limit with respect to such Originator. Each

Originator is hereby authorized by Buyer to, on each Settlement Date, endorse on the schedule attached to its Subordinated Note an appropriate notation evidencing the date and amount of advances made thereunder on such Settlement Date, as well as the date and amount of each payment with respect thereto during the Calculation Period to which such Settlement Date relates; provided that the failure to make such notation shall not affect any obligation of Buyer thereunder; and
(iv)on each Settlement Date, by Buyer (A) accepting a contribution to Buyer’s capital from SFFC (which capital contributions, SFFC hereby agrees to make) in an amount equal to the remaining unpaid portion of such Purchase Price for such Receivables (after giving effect to clauses (i), (ii), and (iii) above) and (B) paying (or causing SFFC to pay on Buyer’s behalf) such remaining unpaid portion of such Purchase Price to the applicable Originator(s) from the proceeds of such capital contribution (which payment may be made in cash, by wire transfer or by book-entry).
In the event that Buyer does not have sufficient cash available to pay the estimated Purchase Price payable on any Purchase Date based on the Estimated Sales Report, Buyer shall be entitled to defer its obligation to pay some or all of the shortfall until a later Purchase Date in such Calculation Period to the extent Buyer has surplus cash available on such later Purchase Date.
(c)Buyer shall be permitted to offset against the Purchase Price payable by it to any Originator in respect of the purchase of any Receivables and the Related Security and Collections related thereto from such Originator pursuant to Section 1.2 any credits and adjustments arising under Section 1.3(d) or Section 1.4 and any other amounts owed by such Originator to Buyer hereunder and which have become due but remain unpaid.
(d)In the event one or more Originators request that any purchases hereunder be paid for by the issuance or extension of Letters of Credit as described herein, such Originator(s) shall, on a timely basis, provide Buyer with such information as is necessary for Buyer to obtain or extend such Letter of Credit from the applicable Letter of Credit Issuer pursuant to the Credit and Security Agreement. No Originator shall have a reimbursement obligation in respect of any such Letter of Credit. In the event that any Letter of Credit expires without being fully drawn or is surrendered for cancellation without being fully drawn, Buyer shall pay to the applicable Originator(s) on the next succeeding Settlement Date an amount equal to the undrawn balance of such Letter of Credit as of the date of such expiration or surrender; provided that in the event such Letter of Credit was requested by more than one Originator, Buyer shall pay to each such Originator an amount equal to such Originator’s proportionate share of such undrawn balance of such Letter of Credit that was allocated hereunder to such Originator. Such payment may be paid in cash when Buyer has and to the extent of funds that are not needed to satisfy Buyer’s obligations under the Credit and Security Agreement (to the extent then due and payable) or, at Buyer’s election, by using the proceeds of a Subordinated Loan from such Originator(s). On each Settlement Date with respect to a Calculation Period during which a Letter of Credit is outstanding, the applicable Originator(s) shall pay to Buyer the Letter of Credit Fees (as defined in the Credit and Security Agreement) payable by the Buyer on such date with respect to the Letters of Credit issued on behalf of such Originator(s); provided that in the event any such Letter of Credit was requested by more than one Originator, each such Originator shall pay to the Buyer its proportionate share of such Letter of Credit Fees based on the amount of such Letter of Credit that is allocable to each such Originator. Buyer shall be entitled, at its election, to offset the amount of such Letter of Credit Fees against the principal balance of the Subordinated Note related to such Originator(s) or against the amount of cash next payable with respect to the purchase of Receivables from such Originator(s).
(e)Subject to the limitations set forth in Section 1.3(b)(iii), each Originator irrevocably agrees to advance each Subordinated Loan requested by Buyer on or prior to the applicable Termination Date. The related Subordinated Loans owing to each Originator shall be evidenced by, and shall be payable in accordance with the terms and provisions of its related Subordinated Note and shall be payable solely from cash available to Buyer after payment of all amounts due in respect of the related Senior Claim (as defined in the related Subordinated Note) or to become due in respect of the related Senior Claim within thirty (30) days of the date of proposed payment on the related Subordinated Note.
(f)From and after the applicable Termination Date, no Originator shall be obligated to (but may, at its option) sell Receivables to Buyer.
Section 1.4Settlement Date; Adjustments.
(a)The Purchase Price for each Receivable coming into existence after the Business Day immediately preceding the applicable Commencement Date shall be due and payable in full by Buyer to the applicable Originator on the date and in the manner set forth in Section 1.3(b). Notwithstanding the foregoing, on each Settlement Date, Buyer and each Originator shall effect a settlement of all amounts paid by Buyer and all Receivables purchased by Buyer during the Calculation Period (based on the information contained in the Purchase Report for such Calculation Period) to which such Settlement Date relates. On the Settlement Date, the positive difference (if any) (i) owing to an Originator shall be paid by Buyer pursuant to the methods of payment described in Section 1.3(b) or (ii) owing to Buyer shall be applied by Buyer to reduce the balance (if any) owing under the applicable Originator’s Subordinated Note, with any remaining balance being repaid to Buyer.

(b)In addition to the adjustments described in Section 1.4(a), if (x) on any Purchase Date any of the representations and warranties set forth in Sections 2.1(i), (j), (l), (r), (s), (t), (u) and the second sentence of Section 2.1(q) is not true when made or deemed made with respect to the applicable Receivable or (y) on any day the Outstanding Balance of the applicable Receivable purchased from any Originator is:
(i)reduced as a result of any defective, rejected or returned goods or services (including any In-Transit Collateral that is returned or not accepted by the relevant Obligor), any cash discounts, any volume discounts or any adjustment or otherwise by such Originator or any Affiliate thereof (other than as a result of a charge-off of such Receivable or cash Collections applied to such Receivable);
(ii)reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction);
(iii)reduced on account of the obligation of such Originator or any Affiliate thereof to pay to the related Obligor any rebate or refund; or
(iv)on the date of its sale, equal to an amount that is less than the amount reflected in the applicable Purchase Report then, in such event, Buyer shall be entitled to a credit (each, a “Purchase Price Credit”), on the Settlement Date related to the Calculation Period when the applicable Purchase Date or reduction or cancellation of Outstanding Balance occurs, against the Purchase Price otherwise payable to the applicable Originator hereunder in respect of such Receivable equal to (A) in the case clauses (y)(i) through (iv) above, the amount of such reduction or cancellation or the difference between the Outstanding Balance of such Receivable and the amount included with respect to such Receivable in calculating the then applicable Net Pool Balance, as applicable, and (B) in the case of clause (x) above, an amount equal to the amount of the Outstanding Balance of such Receivable on the relevant Purchase Date. On such Settlement Date, the applicable Originator shall pay the amount of such Purchase Price Credit to Buyer in cash immediately; provided that if the applicable Termination Date has not occurred, such Originator shall be allowed to deduct the amount of such Purchase Price Credit from any indebtedness owed to it under its Subordinated Note.
Section 1.5Payments and Computations, Etc. All amounts required to be paid by Buyer hereunder shall be paid in accordance with the terms hereof on the day when due in immediately available funds to the account of the applicable Originator designated from time to time by such Originator or as otherwise directed by such Originator. In the event that any payment owed by any Person hereunder becomes due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day. If any Person fails to pay any amount due and payable by it hereunder when due, such Person agrees to pay, on demand, interest on such amount calculated at a rate of interest equal to the Default Rate from the date such payment was due until paid in full. All computations of interest payable hereunder shall be made on the basis of the actual number of days (including the first but excluding the last day) elapsed and a year of 360 days. For the purpose of disclosure pursuant to the Interest Act (Canada) to the extent relevant hereunder, the yearly rate of interest to which any rate of interest payable that is calculated on any basis other than a full calendar year is equivalent may be determined by multiplying such rate by a fraction the numerator of which is the actual number of days in the calendar year in which such yearly rate of interest is to be ascertained and the denominator of which is the number of days comprising such other basis. The parties further agree that for the purposes of the Interest Act (Canada), (i) the principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement, and (ii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.
Section 1.6License of Software.
(a)To the extent that any software used by any Originator to account for the Receivables originated by it is non-transferable, such Originator hereby grants to each of Buyer, the Administrative Agent and Smithfield an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all such software used by such Originator to account for such Receivables, to the extent necessary to administer such Receivables, whether such software is owned by such Originator or is owned by others and used by such Originator under license agreements with respect thereto; provided that should the consent of any licensor of such software be required for the grant of the license described herein, to be effective, such Originator hereby agrees that upon the request of Buyer, such Originator will use its reasonable efforts to obtain the consent of such third-party licensor. If any software used by any Originator to account for the Receivables originated by it prohibits such Originator from granting the license to use described herein, or if, after reasonable efforts, the consent of any licensor of such software for the grant of the license described herein is not obtained, there shall be no transfer of such software hereunder or any grant by such Originator of the license to use described herein. The license granted hereby shall be irrevocable until the later to occur of (i) indefeasible payment in full of the Obligations, and (ii) the date on which each of this Agreement and the Credit and Security Agreement terminates in accordance with its terms.
(b)Each Originator (i) shall take such action requested by Buyer and/or the Administrative Agent, from time to time hereafter, that may be necessary or appropriate to ensure that Buyer has an enforceable ownership interest in the Records relating to the Receivables purchased from such Originator hereunder, and (ii) shall use its reasonable efforts to ensure that Buyer, the Administrative Agent and Smithfield each has an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used to account for such Receivables and/or to recreate such Records.
Section 1.7Characterization. If, notwithstanding the intention of the parties expressed in Section 1.1(c) and Section 1.2(e), any (a) transfer by a US Originator of Receivables to Smithfield, (b) contribution of Receivables by Smithfield to SFFC or by SFFC to Buyer, or (c) sale by an Originator to Buyer of Receivables hereunder shall be characterized as a secured loan and not a sale or contribution, or such transfer shall for any reason be ineffective or unenforceable, then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable law. The parties have structured the transactions contemplated by this Agreement as an absolute and irrevocable sale, and the parties agree to treat each such transaction as a “true sale” for all purposes under Applicable Law and accounting principles, including, without limitation, in their respective books, records, computer files, tax returns (federal, state and local), regulatory and governmental filings (and shall reflect such sale in their respective financial statements). For this purpose and without being in derogation of the parties’ intention that each conveyance of Receivables by an Originator or Smithfield hereunder shall constitute a true sale or other absolute assignment thereof, as applicable: (i) each of Smithfield and SFFC hereby grants to Buyer a security interest in all of its right, title and interest in and to the Aggregate Initial Contributed Assets and all proceeds thereof to secure the prompt and complete payment of a loan deemed to have been made in an amount equal to the Buyer’s paid-in capital and capital surplus booked at the time of the issuance to SFFC or Smithfield, as applicable, of Buyer’s Equity Interests, together with all other obligations of SFFC or Smithfield, as applicable, to Buyer hereunder, which security interest shall be prior to all other Adverse Claims (except as created under the Transaction Documents and the Monetization Documents), and (ii) each Originator and Smithfield Support hereby grants to the Buyer a security interest in all of such Originator’s or Smithfield Support’s, as applicable, right, title and interest in, to and under all Receivables of such Originator which are now existing or hereafter arising, all Collections and Related Security with respect thereto, each Lock-Box and Collection Account (other than any FX Collection Accounts and the related Lock-Boxes), all other rights and payments relating to such Receivables and all proceeds of the foregoing to secure the prompt and complete performance by Smithfield Support of its obligations under the Transaction Documents and payment in full of a loan deemed to have been made in an amount equal to the Purchase Price owing to such Originator. Buyer shall have, in addition to the rights and remedies which it may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative.
Section 1.8Excluded Originator. Subject to the Buyer's obligations under the Credit and Security Agreement, Buyer shall be permitted to, at any time and from time to time after the date hereof, terminate an Originator under this Agreement (such Originator, an “Excluded Originator”) by delivery of prior written notice to each of the other parties hereto and the Administrative Agent, which notice shall specify the effective date (the “Effective Date”) of such termination (such Effective Date not to occur earlier than the end of the Calculation Period during which such notice is given). With effect from the Effective Date set forth in such notice, Buyer, Smithfield, SFFC and each of the other Originators hereby release and discharge the Excluded Originator from any future obligations arising under this Agreement, including the obligation to sell Receivables to the Buyer, and each Receivable originated by such Excluded Originator shall be deemed to be an Excluded Receivable; provided, that (a) all of such Excluded Originator's then existing obligations, indebtedness and liabilities arising hereunder and the other Transaction Documents to which it is a party in respect of Receivables that were sold pursuant hereto prior to the Effective Date and (b) the provisions described in Section 7.10(d) as they relate to such Excluded Originator shall survive such termination. Solely to the extent relating to Excluded Receivables, Buyer shall terminate or amend any UCC financing statement filed naming the Buyer as secured party and the Excluded Originator as debtor, (a) terminate any Collection Account Agreement governing any Lock-Box or Collection Account relating solely to such Excluded Originator and (b) take any other actions as may be appropriate to evidence or record the termination of such Excluded Originator contemplated hereby. Each Excluded Originator agrees that this Agreement and the other Transaction Documents may be amended or otherwise modified after the effective date of such release without the consent or approval of such Excluded Originator and the Excluded Originator shall no longer be considered a party thereto (except with respect to (a) such Excluded Originators obligation's, indebtedness and liabilities arising under this Agreement the other Transaction Documents to which it is a party in respect of Receivables sold hereunder prior to the Effective Date and existing as of the Effective Date and (b) the provisions described in Section 7.10(d) as they relate to such Excluded Originator); provided that no such amendment or other modification that could reasonably be expected to adversely affect the rights and protections afforded to such Excluded Originator under this Section 1.8 shall be effective unless agreed to in writing by such Excluded Originator.
Section 1.9Restructuring Transactions.
(a)The parties acknowledge that Smithfield and certain of its Affiliates undertook, or caused to be undertaken, the actions set forth on Exhibit VIII hereto prior to the date hereof (collectively, the “Restructuring Transactions”).
(b)The parties further acknowledge that the undertaking by Smithfield and its Affiliates of the Restructuring Transactions, and the consummation thereof, did not cause and shall not be deemed to have constituted (i) a breach of any representation, warranty or covenant contained herein, (ii) a Material Adverse Effect, (iii) a Termination Event, or (iv) an Unmatured Termination Event.
Section 1.10Amendment and Restatement. The parties acknowledge and agree that this Agreement does not constitute a novation or termination of the existing obligations under the Original Agreement and that such obligations, including the grant of the security interest in respect of the contribution and sale of Receivables, Related Security and related Collections, are in all respects continued and outstanding as obligations under this Agreement with only the terms being modified from and after the date hereof as provided herein.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1Representations and Warranties. Each of Smithfield, Smithfield Support and SFFC hereby represents and warrants to Buyer on the date hereof, and each

Originator hereby represents and warrants to Smithfield, Smithfield Support, SFFC and Buyer on the date hereof, the applicable Commencement Date and each Purchase Date after such Commencement Date, that:
(a)Existence and Power. Such Transferor’s jurisdiction of organization is correctly set forth in the preamble to this Agreement unless notice of a change in its jurisdiction of organization has been provided in accordance with Section 4.2(a). Each Transferor and Smithfield Support is duly organized under the laws of that jurisdiction and no other state or jurisdiction, and such jurisdiction must maintain a public record showing the organization to have been organized. Each Transferor and Smithfield Support is validly existing and in good standing under the laws of its jurisdiction of organization. Each Transferor and Smithfield Support is duly qualified to do business and is in good standing as a foreign entity, and has and holds all organizational power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except where the failure to so qualify or so hold could not reasonably be expected to have a Material Adverse Effect.
(b)Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by such Person of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder, and, in the case of any Originator, such Originator’s use of the proceeds of the sale of any Receivables, Related Security or related Collections made by it hereunder, are within its organizational powers and authority and have been duly authorized by all necessary organizational action on its part. This Agreement and each other Transaction Document to which any Transferor or Smithfield Support is a party have been duly executed and delivered by such Transferor or Smithfield Support, as applicable.
(c)No Conflict. The execution and delivery by each Transferor and Smithfield Support of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder do not result in the creation or imposition of any Adverse Claim on the assets of such Transferor or Smithfield Support, as applicable, or contravene or violate (i) its Organizational Documents, (ii) any law, rule or regulation applicable to it, (iii) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (iv) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property (except as created under the Transaction Documents) except, in any case, where such contravention or violation could not reasonably be expected to have a Material Adverse Effect; and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.
(d)Governmental Authorization. Other than the filing of the financing statements required hereunder, no authorization or approval or other action by, and no notice to or filing with, any Person or Governmental Authority is required for the due execution and delivery by any Transferor or Smithfield Support of this Agreement and each other Transaction Document to which it is a party and the performance by it of its obligations hereunder and thereunder.

(e)Litigation and Contingent Obligations. Except as disclosed in the filings made by Smithfield, any Transferor or Smithfield Support with the Securities and Exchange Commission, there are no actions, suits or proceedings pending or, to the best knowledge of each of the Transferors and Smithfield Support, threatened against or affecting such Transferor or Smithfield Support, as applicable, or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a material adverse effect on (i) the business, properties, financial condition or results of operations of such Transferor, its Subsidiaries and Smithfield Support, taken as a whole, (ii) the ability of such Transferor or Smithfield Support, as applicable, to perform its obligations under the Transaction Documents, or (iii) the validity or enforceability of any of the Transaction Documents or the rights or remedies of the Buyer hereunder. Such Transferor does not have any material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 4.1(a).
(f)Binding Effect. Each of the Transaction Documents to which any Transferor or Smithfield Support is a party constitutes the legal, valid and binding obligation of such Transferor or Smithfield Support, as applicable, enforceable against such Transferor or Smithfield Support, as applicable, in accordance with its respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(g)Accuracy of Information. All information heretofore furnished by such Transferor or any of its Affiliates to Buyer for purposes of or in connection with this Agreement, any of the other Transaction Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Transferor or any of its Affiliates to Buyer will be, true and accurate in every material respect on the date such information is stated or certified and does not and will not contain, when furnished, any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein, taken as a whole, and in light of the circumstances in which they were made, not misleading; provided that, with respect to projected financial information, such Transferor represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered.
(h)Use of Proceeds. No portion of any Purchase Price payment hereunder will be used (i) for a purpose that violates, or would be inconsistent with, any law, rule or regulation applicable to such Transferor or (ii) to acquire any security in any transaction which is subject to Section 12, 13 or 14 of the Securities Exchange Act of 1934, as amended.
(i)Good Title. Immediately prior to (i) the transfer by each Originator of the applicable Initial Contributed Assets to Smithfield and (ii) the sale by each Originator of Receivables (other than Excluded Receivables) on the applicable Commencement Date and each Purchase Date thereafter, such Originator (x) is the legal and beneficial owner of all right, title and interest in such Initial Contributed Assets or such Receivables, as applicable and (y) is the legal and beneficial owner of the Related Security with respect to such Receivables or possesses a valid and perfected first priority security interest therein, in each case, free and clear of any Adverse Claim, except as created by the Transaction Documents and the Monetization Documents. Immediately prior to Smithfield’s and SFFC’s contribution of the Aggregate Initial Contributed Assets to SFFC’s and Buyer’s capital, respectively, Smithfield or SFFC, as applicable, will be the legal and beneficial owner of the Aggregate Initial Contributed Assets, free and clear of any Adverse Claim, except as created by the Transaction Documents and the Monetization Documents.
(j)Perfection. This Agreement, together with the filing of financing statements and assignments contemplated hereby, is effective to transfer to Buyer (and Buyer shall acquire from such Transferor, directly or indirectly): (i) legal and equitable title to, with the right to sell and encumber, each Receivable (other than any Excluded Receivable) originated by such Originator, whether now existing and hereafter arising, together with the Collections with respect thereto, and (ii) all of such Originator’s right, title and interest in the Related Security associated with each such Receivable, in each case, free and clear of any Adverse Claim, except in favor of Buyer, the Administrative Agent for the benefit of the Secured Parties, pursuant to the Transaction Documents or, with respect to the Monetized Receivables and Related Monetized Assets, in favor of the Receivables Agent for the benefit of the Receivables Buyers pursuant to the Monetization Documents. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer’s ownership interest in such Receivables, the Related Security and the Collections. Such Transferor’s jurisdiction of organization is a jurisdiction whose law generally requires information concerning the existence of a nonpossessory security interest to be made generally available in a filing, record or registration system as a condition or result of such a security interest’s obtaining priority over the rights of a lien creditor which respect to collateral.
(k)Places of Business and Locations of Records. The principal place of business and chief executive office of each Transferor and Smithfield Support and the offices where it keeps all of its Records are located at the address(es) listed on Exhibit II or such other locations of which Buyer has been notified in accordance with Section 4.2(a) in jurisdictions where all action required by Section 4.2(a) has been taken and completed. Each Transferor’s and Smithfield Support’s Federal Employer Identification Number or Business Number, as applicable is correctly set forth on Exhibit II.
(l)Collections. The conditions and requirements set forth in Section 4.1(i) have at all times been satisfied and duly performed.
(i)Subject to such changes permitted by clause (ii) below and by Section 4.2(b), the names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts at each Collection Bank and the post office box number of each Lock-Box, are listed on Schedule D to the Credit and Security Agreement. None of the Originators nor Smithfield Support has granted to any Person, other than Buyer, the Administrative Agent and, with respect to the Monetized Receivables and Related Monetized Assets, the Receivables Agent, dominion and control of any Lock-Box or Collection Account, or the right to take dominion and control of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event.
(ii)On or prior to the Post-Closing Date, the Collection Accounts will be novated from each of Smithfield Direct and Smithfield Support to, in both cases, the Buyer.
(m)Material Adverse Effect. Since January 2, 2022, no event has occurred that would have a Material Adverse Effect.
(n)Names. Unless notice of a change in its name has been provided in accordance with Section 4.2(a), the name in which such Transferor has executed this Agreement is identical to the name of such Transferor as indicated on the public record of its jurisdiction of organization which shows such Transferor to have been organized. In the past five (5) years, such Transferor has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement and as listed on Exhibit II.
(o)Ownership of Buyer. Smithfield owns, directly or indirectly, one hundred percent (100%) of the issued and outstanding Equity Interests of each Originator, SFFC and, after giving effect to the transactions on the Closing Date, Buyer. Such Equity Interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of Buyer, SFFC or any Originator.
(p)Not an Investment Company. Such Transferor is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or any successor statute.
(q)Compliance with Law. Each of such Transferor and Smithfield Support has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation could not reasonably be expected to have a Material Adverse Effect.
(r)Compliance with Credit and Collection Policy. Such Transferor has complied in all material respects with the Credit and Collection Policy with regard to each Receivable originated or contributed by it that was reflected in any Purchase Report as an Eligible Receivable and was an Eligible Receivable on the date of its acquisition by Buyer hereunder, and with regard to each Contract with respect to such Receivable, and has not made any material change to such Credit and Collection Policy, except such material change as to which Buyer has been notified in accordance with Section 4.1(b)(ii).

(s)Payments to such Originator. With respect to each Receivable originated by such Originator and sold to Buyer hereunder, the Purchase Price payable by Buyer in respect thereof constitutes reasonably equivalent value, in consideration therefor. No transfer hereunder by such Originator of any Receivable originated by such Originator is or may be voidable under any section of the Bankruptcy Reform Act of 1978 (11 U.S.C. §§ 101 et seq.), as amended.
(t)Enforceability of Contracts. Each Contract with respect to each Receivable that was reflected in any Purchase Report as an Eligible Receivable and was an Eligible Receivable on the date of its acquisition by Buyer hereunder is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
(u)Eligible Receivables. Each Receivable reflected in any Purchase Report as an Eligible Receivable was an Eligible Receivable on the date of its acquisition by Buyer hereunder.
(v)Accounting. The manner in which such Originator accounts for the transactions contemplated by this Agreement in its financial statements does not jeopardize the characterization of the transactions contemplated herein as being true sales.
(w)Taxes. Each of Smithfield, SFFC, Smithfield Support and each Originator has filed or caused to be filed all Tax returns which are required to be filed by it and has paid all Taxes required to be paid by it, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which Smithfield, SFFC, Smithfield Support or such Originator, as applicable, has set aside on its books adequate reserves or (ii) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
(x)ERISA. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (a) Smithfield, SFFC, Smithfield Support, each US Originator and each of their respective ERISA Affiliates is in compliance with the applicable provisions of ERISA and of the US Internal Revenue Code of 1986, as amended (the “Tax Code”) relating to Plans and the regulations and published interpretations thereunder, and (b) no ERISA Event has occurred or is reasonably expected to occur. The minimum funding standards of ERISA and the Tax Code with respect to each Plan have been satisfied, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
(y)Sanctions and other Anti-Terrorism Laws. No: (a) Covered Entity, nor any employees, officers, directors, or to the knowledge of a Covered Entity, any affiliates or agents acting on a Covered Entity’s behalf in connection with this Agreement: (i) is a Sanctioned Person; (ii) directly, or indirectly through any third party, is engaged in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction in violation of Anti-Terrorism Laws, or any transactions or other dealings that otherwise are prohibited by any Anti-Terrorism Laws; (b) Collateral is Embargoed Property.
(z)Anti-Corruption Laws. Each Covered Entity has (a) conducted its business in compliance with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures reasonably designed to ensure compliance with such Laws.
ARTICLE III
CONDITIONS OF PURCHASE
Section 3.1Conditions Precedent to Purchase. The obligations of Buyer to purchase Receivables, Related Security and associated Collections from each Originator under this Agreement is subject to the satisfaction or waiver by Buyer of the conditions precedent that (a) Collection Account Agreements for each Lock-Box and Collection Account (other than any FX Collection Account) (or amendments to or assignments of existing Collection Account Agreements) in favor of PNC Bank, National Association, as Administrative Agent shall have been executed by the parties thereto and delivered to Buyer; (b) all of the conditions to effectiveness of the Credit and Security Agreement shall have been satisfied on or before the closing date thereunder or waived in accordance with the terms thereof; and (c) the Commencement Date shall have occurred with respect to such Originator.
Section 3.2Conditions Precedent to Subsequent Payments. Buyer’s obligation to pay the Purchase Price in respect of any Receivables on any Purchase Date shall be subject to the satisfaction or waiver by Buyer of the further conditions precedent that: (a) as of such Purchase Date, the Facility Termination Date shall not have occurred under the Credit and Security Agreement; (b) Buyer shall have received such other approvals, opinions or documents as it may reasonably request, and (c) on the date such Receivable came into existence, the following statements shall be true (and acceptance of the proceeds of any payment for such Receivable shall be deemed a representation and warranty by such Originator that such statements are then true):
(a)the representations and warranties set forth in Article II are true and correct on and as of the date such Receivable came into existence as though made on and as of such date; and
(b)no event has occurred and is continuing that will constitute a Termination Event or an Unmatured Termination Event.
Notwithstanding the foregoing conditions precedent, upon payment of the Purchase Price for any Receivable in the manner provided in Section 1.3, title to such Receivable and the Related Security and Collections with respect thereto shall vest in Buyer, whether or not the conditions precedent to Buyer’s obligation to pay for such Receivable were in fact satisfied or waived. The failure of an Originator to satisfy any of the foregoing conditions precedent, however, shall give rise to (x) a right of Buyer to rescind the purchase of the applicable Receivables and (y) an obligation of such Originator to pay to Buyer an amount equal to the Purchase Price received by it in respect of such Receivables.
ARTICLE IV
COVENANTS
Section 4.1Affirmative Covenants. Until the date on which this Agreement terminates in accordance with its terms:
(a)Financial Reporting. Smithfield agrees that it will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and Smithfield will, and, as applicable, will cause each Originator to, furnish to Buyer upon request:
(i)Annual Reporting. Within 90 days after the end of each fiscal year of Smithfield, Smithfield’s audited consolidated balance sheet and audited consolidated condensed statements of income, stockholders’ equity and cash flows as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the corresponding figures for (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception (other than a “going concern” qualification or exception solely as a result of the upcoming maturity of the Debt outstanding under the Parent Credit Agreement and except for qualifications solely relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by Smithfield’s independent certified public accountant) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Smithfield and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied.
(ii)Quarterly Reporting. Within 45 days after the end of each of the first three (3) fiscal quarters of each fiscal year of Smithfield, Smithfield’s unaudited consolidated balance sheet and unaudited consolidated condensed statements of income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by the Financial Officer of Smithfield as presenting fairly in all material respects the financial condition and results of operations of Smithfield and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.
(iii)Compliance Certificate. Together with the financial statements required to be delivered pursuant to Section 4.1(a)(i) and (ii) or, if not requested, with respect to the relevant accounting period, as applicable, a compliance certificate in substantially the form of Exhibit IV signed by a Financial Officer of Smithfield and dated the date of such annual financial statement or such quarterly financial statement, or the end of such relevant accounting period, as the case may be.
(iv)[Reserved].
(v)Auditors Reports and Management Letters. Concurrently with any delivery of financial statements under paragraph (a)(i) and (ii) above (i) a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any default relating to Sections 7.10 or 7.11 of the Parent Credit Agreement (which certificate may be limited to the extent required by accounting rules or guidelines) and (ii) copies of any letters to the management of Smithfield from such accounting firm.
(b)Other Notices and Information. Each Transferor, if applicable, will deliver to Buyer:
(i)ERISA. Promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Transferor or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if such Transferor or any of the ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Buyer or the Administrative Agent, the Transferors and/or the ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and such Transferor shall provide copies of such documents and notices promptly to the Buyer or the Administrative Agent after receipt thereof, and further provided that the rights granted to the Buyer or the Administrative Agent in this section shall be exercised not more than once during a 12-month period.
(ii)Change in Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such proposed change or amendment, and (B) if such proposed change or amendment would be reasonably likely to materially adversely affect the collectability of the Receivables or decrease the credit quality of any newly created Receivables, requesting Buyer’s (and the Administrative Agent’s) consent thereto.
(iii)Other Information. Promptly, from time to time, such other information, documents, records or reports relating to the Receivables originated or contributed by such Transferor or the condition or operations, financial or otherwise, of such Originator as Buyer may from time to time reasonably request in order to protect the interests of Buyer under or as contemplated by this Agreement.
(iv)Termination Events or Unmatured Termination Events. The occurrence of each Termination Event and each Unmatured Termination Event, by a statement of a Financial Officer of such Transferor.

(v)Downgrade of Transferor. Promptly after the occurrence thereof, any downgrade in the rating of any rated Debt of any Transferor by S&P or by Moody’s, setting forth the Debt affected and the nature of such change.
(vi)Material Events. With respect to (i) any Transferor other than Smithfield, promptly upon learning thereof, the occurrence of any event or condition that has had, or could reasonably be expected to have, a Material Adverse Effect and (ii) Smithfield, a copy of each notice delivered pursuant to Section 6.02 of the Parent Credit Agreement as and when such notice is delivered thereunder.
(c)Compliance with Laws and Preservation of Existence. Each Transferor will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Transferor will preserve and maintain its legal existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign entity in each jurisdiction where its business is conducted, except where the failure to so qualify or remain in good standing could not reasonably be expected to have a Material Adverse Effect.
(d)Audits. Each Transferor will furnish to Buyer such information with respect to it and the Receivables sold or contributed by it as may be reasonably requested by Buyer from time to time. Each Transferor will, from time to time during regular business hours as requested by Buyer upon reasonable notice and at the sole cost of such Transferor, permit Buyer, or its agents or representatives: (i) to examine and make copies of and abstracts from all Records in the possession or under the control of such Transferor relating to the Receivables and Related Security, including the related Contracts, and (ii) to visit the offices and properties of such Transferor for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to such Transferor’s financial condition or the Receivables and the Related Security or such Transferor’s performance under any of the Transaction Documents or the Monetization Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of such Transferor having knowledge of such matters (each of the foregoing examinations and visits, a “Review”); provided, however, that, so long as no Event of Default (under and as defined in the Credit and Security Agreement) has occurred and is continuing, the Transferors shall only be responsible for the costs and expenses of the first Review conducted in each calendar year.
(e)Keeping and Marking of Records and Books.
(i)Such Transferor will maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). Such Transferor will give Buyer notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii)Such Transferor will (A) on or prior to the date hereof, mark its master data processing records and other books and records relating to the Receivables with a legend, acceptable to Buyer, describing Buyer’s ownership interests in the Receivables and further describing the interest of the Administrative Agent (on behalf of the Lenders) under the Credit and Security Agreement and (B) upon the request of Buyer: (x) mark each Contract with a legend describing Buyer’s ownership interests in the Receivables originated by such Transferor and further describing the interest of the Administrative Agent (on behalf of the Lenders) and (y) after the occurrence of a Termination Event, deliver to Buyer all Contracts (including all multiple originals of any such Contract) relating to such Receivables.
(f)Compliance with Contracts and Credit and Collection Policy. Such Transferor will timely and fully (i) perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables originated by it, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect and (ii) comply in all respects with the Credit and Collection Policy in regard to each such Receivable and the related Contract.
(g)Ownership. Such Transferor will take all necessary action to establish and maintain, irrevocably in Buyer, (A) legal and equitable title to the Receivables (other than the Excluded Receivables) originated by such Transferor and the Collections and (B) all of such Transferor’s right, title and interest in the Related Security associated with the Receivables (other than Excluded Receivables) originated by such Transferor, in each case, free and clear of any Adverse Claims (other than Adverse Claims of (i) Buyer, (ii) the Administrative Agent, for the benefit of the Secured Parties, pursuant to the Transaction Documents and (iii) with respect to the Monetized Receivables and Related Monetized Assets, in favor of the Receivables Agent for the benefit of the Receivables Buyers, pursuant to the Monetization Documents) (including the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer’s ownership interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Buyer as Buyer may reasonably request).
(h)Lenders’ Reliance. Such Transferor acknowledges that the Administrative Agent and the Lenders are entering into the transactions contemplated by the Credit and Security Agreement in reliance upon Buyer’s identity as a legal entity that is separate from such Transferor and any Affiliates thereof. Therefore, from and after the date of execution and delivery of this Agreement, such Transferor will take all reasonable steps, including all steps that Buyer may from time to time reasonably request, to maintain Buyer’s identity as a separate legal entity and to make it manifest to third parties that Buyer is an entity with assets and liabilities distinct from those of such Transferor and any Affiliates thereof and not just a division of such Transferor or any such Affiliate. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, such Transferor (i) will not hold itself out to third parties as liable for the debts of Buyer nor purport to own any of the Receivables and other assets acquired by Buyer, (ii) will take all other actions necessary on its part to ensure that Buyer is at all times in compliance with the “separateness covenants” set forth in Section 7.1(i) of the Credit and Security Agreement and (iii) will cause all tax liabilities arising in connection with the transactions contemplated herein or otherwise to be allocated between such Transferor and Buyer on an arm’s-length basis and in a manner consistent with the procedures set forth in U.S. Treasury Regulations §§1.1502-33(d) and 1.1552-1.
(i)Collections. From and after the Commencement Date, such Transferor will cause (1) all proceeds from all Lock-Boxes to be directly deposited by a Collection Bank into a Collection Account and (2) each Collection Account (other than any FX Collection Account) and, to the extent required by the relevant Collection Bank, each Lock-Box to be subject at all times to a Collection Account Agreement that is in full force and effect; provided, that amounts received in respect of any Excluded Receivables shall not be deposited in any Lock-Box or Collection Account. In the event any payments relating to Receivables are remitted directly to such Transferor or any Affiliate of such Transferor (including Smithfield Support), such Transferor or Smithfield Support will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposit into a Collection Account within two (2) Business Days following receipt thereof and, at all times prior to such remittance, such Transferor or Smithfield Support will itself hold or will cause such payments to be held in trust for the exclusive benefit of Buyer. From and after the Commencement Date, each Transferor and Smithfield Support will transfer exclusive ownership, dominion and control of each Lock-Box to Buyer and, will not grant the right to take dominion and control of any Lock-Box at a future time or upon the occurrence of a future event to any Person, except to Buyer as contemplated by this Agreement and the Credit and Security Agreement.
(j)Taxes. Such Transferor will file all Tax returns and reports required by law to be filed by it and promptly pay all Taxes and governmental charges at any time owing, except any such Taxes which are not yet delinquent or are being contested in good faith by appropriate and timely proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. Such Transferor will pay when due any and all present and future stamp, documentary, and other similar taxes and governmental charges payable in connection with the Receivables originated by it, and hold Buyer harmless from and against any and all liabilities (including penalties, interest and expenses) with respect to or resulting from any delay or omission to pay such Taxes and governmental charges.
(k)Additional Covenants of Smithfield Support.
(i)Smithfield Support will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. Smithfield Support will preserve and maintain its legal existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign entity in each jurisdiction where its business is conducted, except where the failure to so qualify or remain in good standing could not reasonably be expected to have a Material Adverse Effect.
(ii)Smithfield Support will furnish to Buyer such information with respect to it as may be reasonably requested by Buyer from time to time.

(l)Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws. Each Transferor covenants and agrees that:
(i)it shall immediately notify each of the Agents in writing upon the occurrence of a Reportable Compliance Event;
(ii)if, at any time, any Collateral becomes Embargoed Property, then, in addition to all other rights and remedies available to each of the Agents, upon request by any of the Agents, such Loan Party shall (or shall cause the Buyer to) provide substitute Collateral acceptable to the Administrative Agent that is not Embargoed Property; and
(iii)it shall, and shall require each other Covered Entity to, conduct its business in compliance with all Anti-Corruption Laws and maintain policies and procedures reasonably designed to ensure compliance with such Laws.
Section 4.2Negative Covenants. Until the date on which this Agreement terminates in accordance with its terms, each Transferor and Smithfield Support, as applicable, hereby covenants that:
(a)Name Change, Offices and Records. Such Transferor will not change its (i) jurisdiction of organization, (ii) name, (iii) identity or structure (within the meaning of Article 9 of any applicable enactment of the UCC), unless it shall have: (i) given the Buyer (and the Administrative Agent) at least forty-five (45) days’ prior written notice thereof and (ii) delivered to the Administrative Agent all financing statements, instruments and other documents requested by the Administrative Agent in connection with such change or relocation.
(b)Change in Payment Instructions to Obligors. Each Transferor and Smithfield Support, as applicable, will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless Buyer shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account (other than any FX Collection Account) or Lock-Box (other than any Lock-Box associated with a FX Collection Account), an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that such Transferor and Smithfield Support may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Collection Account, including any Collection Account relating to Smithfield Support.
(c)Modifications to Contracts and Credit and Collection Policy. Such Transferor will not make any change to the Credit and Collection Policy that would impair the collectability of any Receivable originated by it or reasonably be expected to have a Material Adverse Effect without the consent of the Buyer and the Administrative Agent. Except as otherwise permitted in its capacity as Servicer pursuant to the Credit and Security Agreement, such Transferor will not extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

(d)Sales, Liens. Each Transferor and Smithfield Support will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim upon (including the filing of any financing statement) or with respect to, any Receivable (other than any Excluded Receivable), Related Security or Collections, or upon or with respect to any Contract under which any such Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, (i) the creation of the ownership interests therein in favor of Buyer provided for herein, (ii) the creation of the security interest therein in favor of the Administrative Agent as provided for in the Transaction Documents or, (iii) with respect to the Monetized Receivables and Related Monetized Assets, the creation of the ownership interests therein in favor of the Receivables Agent for the benefit of the Receivables Buyers pursuant to the Monetization Documents), and each Transferor and Smithfield Support will defend the right, title and interest of Buyer in, to and under any of the foregoing property, against all claims of third parties claiming through or under such Transferor or Smithfield Support, as applicable.
(e)Accounting for Purchase. Such Transferor will not, and will not permit any Affiliate to, financially account (whether in financial statements or otherwise) for the transactions contemplated hereby in any manner other than the sale or other outright conveyance by such Transferor to Buyer of the Receivables originated by such Transferor and the associated Related Security or in any other respect account for or treat the transactions contemplated hereby in any manner other than as a sale of such Receivables and Related Security by such Transferor to Buyer except to the extent that such transactions are not recognized on account of consolidated financial reporting in accordance with GAAP.
(f)ERISA Compliance. Each of Smithfield and such Transferor will not, and will not permit any Subsidiary of Smithfield and such Transferor to, fail to satisfy the minimum funding standard under Section 412 of the Tax Code or Section 302 of ERISA, whether or not waived, or incur any liability under Section 4062 of ERISA to PBGC established thereunder in connection with any Plan except as would not have a Material Adverse Effect.
(g)Merger; Consolidation. Subject to the limitations of Section 7.1(i) of the Credit and Security Agreement, no Transferor will, nor will it permit any of its Non-Excluded Subsidiaries to, merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into, amalgamate with or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Non-Excluded Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Termination Event shall have occurred and be continuing:
(i)any Subsidiary (other than the Buyer) may merge, consolidate or amalgamate with Smithfield in a transaction in which Smithfield is the surviving entity pursuant to documentation reasonably satisfactory to the Administrative Agent;
(ii)any Transferor (other than Smithfield) and any other Person may merge into or amalgamate or consolidate with any Transferor in a transaction in which a

Transferor is the surviving corporation, or, concurrently with the consummation of such transaction, the surviving entity becomes a Transferor;
(iii)any entity (other than Smithfield or the Buyer) may merge into or amalgamate with any other entity (other than Smithfield or the Buyer);
(iv)any Non-Excluded Subsidiary may sell, transfer, lease or otherwise dispose of its assets, including all or substantially all of the stock of any of its Non-Excluded Subsidiaries, to Smithfield or another Non-Excluded Subsidiary;
(v)any Non-Excluded Subsidiary may liquidate or dissolve if Smithfield determines in good faith that such liquidation or dissolution is in the best interests of Smithfield and is not materially disadvantageous to the Lenders; and
(vi)any Transferor or any Non-Excluded Subsidiary may sell, transfer, lease or otherwise dispose of (including pursuant to any merger, amalgamation or consolidation) its assets (including for the avoidance of doubt any Excluded Receivable and all or substantially all of the stock of any of its Non-Excluded Subsidiaries) in any manner expressly permitted by any Transaction Document or if permitted under Section 7.06 or Section 7.07 of the Parent Credit Agreement.
(h)Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws. Such Transferor covenants and agrees that:
(i)it and its Subsidiaries will not: (A) take any action that could reasonably be expected to result in it becoming a Sanctioned Person or allow any employees, officers, directors, affiliates or agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (B) directly, or indirectly through a third party, engage in any transactions or other dealings with or for the benefit of any Sanctioned Person or Sanctioned Jurisdiction in violation of Anti-Terrorism Laws, including any use of the proceeds of the Purchase Price to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction in violation of Anti-Terrorism Laws; (C) pay or repay any Obligations with Embargoed Property or funds derived from any unlawful activity; (D) permit any Collateral to become Embargoed Property; or (E) cause any Agent, Conduit or Committed Lender to violate any Anti-Terrorism Law; and
(ii)it will not, and will not permit any its Subsidiaries to, directly or indirectly, use the Purchase Price or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business.

ARTICLE V
TERMINATION EVENTS
Section 5.1Termination Events. The occurrence of any one or more of the following events shall constitute a Termination Event:
(a)Any Transferor or Smithfield Support shall fail to make any payment required hereunder when due and such failure shall continue for two (2) consecutive Business Days.
(b)Any Transferor or Smithfield Support shall fail to observe or perform any covenant or agreement contained in Section 4.1(b)(iv) or 4.2.
(c)Any Transferor or Smithfield Support shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in Sections 5.1(a) and (b)), and such failure shall remain unremedied for fifteen (15) days after the earlier of (i) an Executive Officer of any of the Transferors and Smithfield Support obtaining knowledge thereof, or (ii) written notice thereof shall have been given to any of the Transferors and Smithfield Support by Buyer.
(d)Any representation, warranty, certification or statement made by any Transferor or Smithfield Support in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made; provided that the materiality threshold in the preceding clause shall not be applicable with respect to any representation or warranty which itself contains a materiality threshold and provided, further, that any misrepresentation or certification for which Buyer has actually received a Purchase Price Credit shall not constitute a Termination Event hereunder.
(e)Any of the Transferors, Smithfield Support or any of the Non-Excluded Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its Debts as they become due.
(f)An Event of Bankruptcy shall occur with respect to Smithfield, SFFC, Smithfield Support or any Originator.
(g)A Change of Control shall occur.
(h)(i) An ERISA Event shall have occurred or (ii) such other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) and (ii) such event or condition, when taken together with all other such events or conditions, if any, that have occurred, is reasonably likely to result in a Material Adverse Effect;
(i)One or more judgments for the payment of money in an aggregate amount in excess of $150,000,000 (to the extent not adequately covered by insurance as to which the insurer has not denied or contested coverage) shall be rendered against Smithfield, any

Subsidiary of Smithfield (other than any Excluded Subsidiary), any Originator, any Subsidiary of an Originator (other than any Excluded Subsidiary) or any combination thereof and the same shall remain unpaid or undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Smithfield, any Subsidiary of Smithfield, any Originator or any Subsidiary of any Originator (other than any Excluded Subsidiary) to enforce any such judgment, or Smithfield, any Subsidiary of Smithfield (other than any Excluded Subsidiary), any Originator or any Subsidiary of any Originator (other than any Excluded Subsidiary) shall fail within 45 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued.
(j)A Subordinated Lender shall fail to make any Subordinated Loan under the applicable subordinated loan agreement following the Buyer’s request therefor.
(k)Any Transaction Document ceases to be in full force and effect or the validity or enforceability thereof is disaffirmed by or on behalf of any Transferor or any Non-Excluded Subsidiary, or at any time it is or becomes unlawful for any Transferor or any Non-Excluded Subsidiary to perform or comply with its obligations under any Transaction Document, or the obligations of any of the Transferors or any Non-Excluded Subsidiary under any Transaction Document are not, or cease to be, legal, valid and binding on any of the Transferors or any Non-Excluded Subsidiary.
(l)A regulatory, tax or accounting body has ordered that the activities of any Originator or any Affiliate of such Originator contemplated hereby be terminated or, as a result of any other event or circumstance, the activities of such Originator or any Affiliate of such Originator contemplated hereby may reasonably be expected to cause such Originator or any of its respective Affiliates to suffer materially adverse regulatory, accounting or tax consequences.
(m)There shall occur any loss, termination, cancellation or other material impairment of any governmental license, certificate, or permit by any Transferor or any Non-Excluded Subsidiary which is reasonably likely to have a Material Adverse Effect.
Section 5.2Remedies. Upon the occurrence of a Termination Event, Buyer may take any of the following actions: (i) declare the applicable Termination Date to have occurred, whereupon the applicable Termination Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Transferor; provided, however, that upon the occurrence of a Termination Event described in Section 5.1(f) with respect to any Transferor, or of an actual or deemed entry of an order for relief with respect to any Transferor under the Bankruptcy Code, the applicable Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Transferor and (ii) to the fullest extent permitted by applicable law, declare that the Default Rate shall accrue with respect to any amounts then due and owing by such Transferor to Buyer. The aforementioned rights and remedies shall be without limitation and shall be in addition to all other rights and remedies of Buyer otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including all rights and remedies provided under the UCC, all of which rights shall be cumulative.
ARTICLE VI
INDEMNIFICATION
Section 6.1Indemnities. Without limiting any other rights that Buyer may have hereunder or under applicable law, each Transferor and Smithfield Support hereby agrees to indemnify (and pay upon demand to) Buyer, and its officers, directors, agents and employees (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, costs, expenses and for all other amounts payable, including reasonable attorneys’ fees (which attorneys may be employees of Buyer) and disbursements and, to the extent such Transferor or Smithfield Support does not timely pay such indemnity, any additional liability (including penalties, interest and expenses) arising from or with respect to any of the foregoing (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by Buyer of an interest in the Receivables originated by such Transferor, provided, however, that the indemnification obligations of each Transferor and Smithfield Support hereunder shall expressly exclude:
(a)Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification;
(b)Indemnified Amounts to the extent the same includes losses in respect of Receivables originated by such Transferor that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor or the intentional non-payment of amounts due by the related Obligor in breach of its obligations in respect of such Receivable; or
(c)taxes imposed on or measured by such Indemnified Party’s net income, and franchise taxes and branch profit taxes imposed on it, by the jurisdiction under the laws of which such Indemnified Party is organized or any political subdivision thereof, and taxes imposed on or measured by such Indemnified Party’s net income, and franchise taxes and branch profit taxes imposed on it, by the jurisdiction in which such Indemnified Party’s principal executive office is located or any political subdivision thereof;
provided, however, that nothing contained in this sentence shall limit the liability of such Transferor or Smithfield Support or limit the recourse of each Indemnified Party to such Transferor or Smithfield Support for amounts otherwise specifically provided to be paid by such Transferor under the terms of this Agreement. Without limiting the generality of the foregoing indemnification, but subject in each case to clauses (a), (b) and (c) above, each Transferor and

Smithfield Support, as applicable, shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:
(i)any representation or warranty made by such Transferor (or any officer of such Transferor) or Smithfield Support (or any officer of Smithfield Support) under or in connection with any Purchase Report, this Agreement, any other Transaction Document or any other information or report delivered by such Transferor or Smithfield Support pursuant hereto or thereto for which Buyer has not received a Purchase Price Credit that shall have been false or incorrect when made or deemed made;
(ii)the failure by such Transferor, to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of such Transferor to keep or perform any of its obligations, express or implied, with respect to any Contract;
(iii)any failure of such Transferor or Smithfield Support to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;
(iv)any products liability, personal injury or damage, suit or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;
(v)any dispute, claim, offset or defense (other than a defense related to the financial condition, or discharge in bankruptcy, of the Obligor) of the Obligor to the payment of any Receivable (including a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services or any reduction of the Outstanding Balance of any Receivable due to PASA;
(vi)the commingling of Collections of Receivables at any time with other funds;
(vii)any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby, such Transferor’s use of the proceeds of the purchase from it hereunder, the ownership of the Receivables originated by such Transferor or any other investigation, litigation or proceeding relating to such Transferor or Smithfield Support in which any

Indemnified Party becomes involved as a result of any of the transactions contemplated hereby;
(viii)any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;
(ix)any Termination Event;
(x)any failure to vest and maintain vested in Buyer, or to transfer to Buyer, legal and equitable title to, and ownership of, the Receivables originated by such Transferor and the associated Collections, and all of such Transferor’s right, title and interest in the Related Security associated with such Receivables, in each case, free and clear of any Adverse Claim (except any Adverse Claim in favor of the Buyer, the Administrative Agent, for the benefit of the Secured Parties or, with respect to the Monetized Receivables and Related Monetized Assets, in favor of the Receivables Agent for the benefit of the Receivables Buyers pursuant to the Monetization Documents);
(xi)the failure to have filed, or any delay in filing, financing statements, continuation statement, financing change statement or other similar instruments or documents under the UCC or comparable laws of any applicable jurisdiction or other applicable laws with respect to any Receivable originated by such Transferor, the Related Security and Collections with respect thereto, and the proceeds thereof, whether at the time of the purchase thereof from such Transferor hereunder or at any subsequent time;
(xii)any action or omission by such Transferor which reduces or impairs the rights of Buyer with respect to any Receivable or the value of any such Receivable;
(xiii)any attempt by any Person to void any purchase of Receivables from such Transferor hereunder under statutory provisions or common law or equitable action;
(xiv)any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by the Buyer as a result of any action of such Transferor;
(xv)the failure of any Receivable reflected as an Eligible Receivable on any Purchase Report prepared by such Transferor to be an Eligible Receivable at the time acquired by Buyer;

(xvi)any In-Transit Receivable included in the calculation of the Net Pool Balance as an Eligible Receivable ceasing to be deemed to be an Eligible Receivable; and
(xvii)any liability under Section 10.2(b) of the Credit and Security Agreement, or any breach of Sections 5.1(z)(ii) or 7.2(l) of the Credit and Security Agreement;
provided, further, that the foregoing clauses (ii), (iv), (v), (viii), (x), (xi), (xii), (xiii), (xv) and (xvi) shall not be applicable to Smithfield Support.
Notwithstanding the foregoing, (i) the foregoing indemnification is not intended to, and shall not, constitute a guarantee of the collectability or payment of the Receivables conveyed hereunder; and (ii) nothing in the Section 6.1 shall require a Transferor or Smithfield Support to indemnify any Indemnified Party for Receivables which are not collected, not paid or otherwise uncollectible on account of the insolvency, bankruptcy, creditworthiness or financial inability to pay of the applicable Obligor or the intentional non-payment of amounts due by the related Obligor in breach of its obligations in respect of such Receivable.
Section 6.2Other Costs and Expenses. Each Transferor shall pay to Buyer on demand all costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder. Each Transferor shall pay to Buyer on demand any and all costs and expenses of Buyer, if any, including reasonable counsel fees and expenses actually incurred in connection with the enforcement of this Agreement and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following a Termination Event.
ARTICLE VII
MISCELLANEOUS
Section 7.1Waivers and Amendments.
(a)No failure or delay on the part of Buyer in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.
(b)No provision of this Agreement may be amended, supplemented, modified or waived except in writing signed by each Transferor, Smithfield Support and Buyer and, to the extent required under the Credit and Security Agreement, the Administrative Agent and the Committed Lenders or the Required

Committed Lenders. Any material amendment, supplement, modification or waiver will require satisfaction of the Rating Agency Condition.
Section 7.2Notices. All communications and notices provided for hereunder shall be in writing (including bank wire, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on the signature pages hereof or at such other address or telecopy number as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (a) if given by telecopy, upon the receipt thereof, (b) if given by mail, five (5) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (c) if given by any other means, when received at the address specified in this Section 7.2.
Section 7.3Protection of Ownership Interests of Buyer.
(a)Each Transferor agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that Buyer may request, to perfect, protect or more fully evidence the interest of Buyer hereunder and the interest of the Administrative Agent (on behalf of the Lenders) under the Credit and Security Agreement, or to enable Buyer to exercise and enforce their rights and remedies hereunder. At any time, Buyer may, at such Transferor’s sole cost and expense, direct such Transferor to notify the Obligors of Receivables of the ownership interests of Buyer under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to Buyer or its designee.
(b)If any Transferor fails to perform any of its obligations hereunder, Buyer may (but shall not be required to) perform, or cause performance of, such obligations, and Buyer’s costs and expenses incurred in connection therewith shall be payable by such Transferor as provided in Section 6.2. Each Transferor irrevocably authorizes Buyer at any time and from time to time in the sole discretion of Buyer, and appoints Buyer as its attorney(ies)-in-fact, to act on behalf of such Transferor (i) to execute on behalf of such Transferor as debtor and to file financing statements or other applicable recording documents necessary or desirable in Buyer’s sole discretion to perfect and to maintain the perfection and priority of the interest of Buyer in the Receivables originated by such Transferor and the associated Related Security and Collections and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement or other applicable recording document with respect to the Receivables as a financing statement or as otherwise applicable in such offices as Buyer in their sole discretion deem necessary or desirable to perfect and to maintain the perfection and priority of Buyer’s interest in such Receivables. This appointment is coupled with an interest and is irrevocable. If any Transferor fails to perform any of its obligations hereunder: (A) such Transferor hereby authorizes Buyer to file financing statements and other filing or recording documents with respect to the Receivables and Related Security (including any amendments thereto, or continuation or termination statements thereof), without the signature or other authorization of such Transferor, in such form and in such offices as Buyer reasonably determines appropriate to perfect or maintain the perfection of the ownership or security interests of Buyer hereunder, (B) such Transferor acknowledges and agrees that it is not authorized to, and will not, file financing statements or other filing or recording documents with respect to the Receivables or Related Security (including any amendments thereto, or continuation or termination statements thereof), without the express prior written approval by the Administrative Agent, consenting to the form and substance of such filing or recording document, and (C) such Transferor approves, authorizes and ratifies any filings or recordings made by or on behalf of the Administrative Agent in connection with the perfection of the ownership or security interests in favor of Buyer or the Administrative Agent, respectively.
Section 7.4Confidentiality.
(a)Each Transferor and Buyer shall maintain and shall cause each of its employees and officers to maintain the confidentiality of the Fee Letter and the other confidential or proprietary information with respect to the Administrative Agent and the Lenders and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that such Transferor and its officers and employees may disclose such information to such Transferor’s external accountants, attorneys and other advisors and as required by any applicable law or order of any judicial or administrative proceeding.
(b)Each Transferor hereby consents to the disclosure of any nonpublic information with respect to it (i) to Buyer, any Agent or the Lenders by each other, (ii) to any prospective or actual assignee or participant of any of the Persons described in clause (i), and (iii) to any rating agency, Commercial Paper dealer or provider of a surety, guaranty or credit or liquidity enhancement to a Lender or any entity organized for the purpose of purchasing, or making loans secured by, financial assets for which any Co-Agent or one of its Affiliates acts as the administrative agent and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing; provided each such Person described in the foregoing clauses (ii) and (iii) is informed of the confidential nature of such information. In addition, the Lenders and the Administrative Agent may disclose any such nonpublic information pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

Section 7.5Bankruptcy Petition.
(a)Each Transferor, Smithfield Support and Buyer each hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of a Lender, it will not institute against, or join any other Person in instituting against, such Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.
(b)Each Transferor and Smithfield Support covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding obligations of Buyer under the Credit and Security Agreement, it will not institute against, or join any other Person in instituting against, Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.
Section 7.6Limitation of Liability. Except with respect to any claim arising out of the willful misconduct or gross negligence of any Transferor, Buyer, any Lender or any Agent, no claim may be made by any such Person (or its Affiliates, directors, officers, employees, attorneys or agents) against any such other Person (or its Affiliates, directors, officers, employees, attorneys or agents) for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each of the parties hereto, on behalf of itself and its Affiliates, directors, officers, employees, attorneys, agents, successors and assigns, hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
Section 7.7CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF (EXCEPT IN THE CASE OF THE OTHER TRANSACTION DOCUMENTS, TO THE EXTENT OTHERWISE EXPRESSLY STATED THEREIN) AND EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE OWNERSHIP INTEREST OF ANY TRANSFEROR OR THE BUYER, IN ANY OF THE COLLATERAL IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.
Section 7.8CONSENT TO JURISDICTION. EACH TRANSFEROR AND SMITHFIELD SUPPORT HEREBY IRREVOCABLY SUBMITS TO THE NON EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY ANY TRANSFEROR OR SMITHFIELD SUPPORT PURSUANT TO THIS AGREEMENT AND EACH TRANSFEROR AND SMITHFIELD SUPPORT HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES

ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF BUYER TO BRING PROCEEDINGS AGAINST ANY TRANSFEROR OR SMITHFIELD SUPPORT IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY TRANSFEROR OR SMITHFIELD SUPPORT AGAINST BUYER OR ANY AFFILIATE THEREOF INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY DOCUMENT EXECUTED BY ANY TRANSFEROR OR SMITHFIELD SUPPORT PURSUANT TO THIS AGREEMENT SHALL BE BROUGHT ONLY IN A COURT IN THE STATE OF NEW YORK.
Section 7.9WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ANY TRANSFEROR OR SMITHFIELD SUPPORT PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.
Section 7.10Integration; Binding Effect; Survival of Terms.
(a)This Agreement and each other Transaction Document contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.
(b)This Agreement shall be binding upon and inure to the benefit of the Transferors, Smithfield Support, Buyer and their respective successors and permitted assigns (including any trustee in bankruptcy).
(c)None of the Transferors nor Smithfield Support may assign any of its rights and obligations hereunder or any interest herein without the prior written consent of Buyer. Buyer may assign at any time its rights and obligations hereunder and interests herein to any other Person without the consent of any Transferor or Smithfield Support. Without limiting the foregoing, each Transferor and Smithfield Support acknowledges that Buyer, pursuant to the Credit and Security Agreement, may assign to the Administrative Agent, for the benefit of the Lenders, its rights, remedies, powers and privileges hereunder and that the Administrative Agent may further assign such rights, remedies, powers and privileges to the extent permitted in the Credit and Security Agreement. Each Transferor and Smithfield Support agrees that the Administrative Agent shall, subject to the terms of the Credit and Security Agreement, have the right to enforce this Agreement and to exercise directly all of Buyer’s rights and remedies under this Agreement (including the right to give or withhold any consents or approvals of Buyer to be given or withheld hereunder) and each Transferor and Smithfield Support agrees to cooperate fully with the Administrative Agent in the exercise of such rights and remedies.
(d)This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by any Transferor pursuant to Article II; (ii) the indemnification and payment provisions of Article VI; and (iii) Section 7.5 shall be continuing and shall survive any termination of this Agreement.
Section 7.11Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SMITHFIELD FOODS, INC.

By:	/s/Jenifer Byrd
Name:	Jenifer Byrd
Title:	Vice President and Corporate Treasurer

Address:	Smithfield Foods, Inc.
200 Commerce Street
Smithfield, VA 23430
Attention: Jenifer Byrd
and Mark Hall

SFFC, INC.

By:	/s/ Jeffrey A. Porter
Name:	Jeffrey A. Porter
Title:	President, Assistant Treasurer and Assistant Secretary

Address:	c/o Smithfield Foods, Inc.
200 Commerce Street
Smithfield, VA 23430
Attention: Jenifer Byrd
and Mark Hall
5th A&R Receivables Sales Agreement (Smithfield)

SMITHFIELD BIOSICENCE, INC.
as Originator

By:	/s/Scott Webster
Name:	Scott Webster
Title:	Managing Director

Address:	c/o Smithfield Foods, Inc.
200 Commerce Street
Smithfield, VA 23430
Attention: Jenifer Byrd
and Mark Hall

SMITHFIELD FRESH MEATS SALES CORP.
as Originator

By:	/s/ Jenifer Byrd
Name:	Jenifer Byrd
Title:	Vice President and Corporate Treasurer

Address:	c/o Smithfield Foods, Inc.
200 Commerce Street
Smithfield, VA 23430
Attention: Jenifer Byrd
and Mark Hall
5th A&R Receivables Sales Agreement (Smithfield)

SMITHFIELD FRESH MEATS CORP.
as Originator

By:	/s/ Jenifer Byrd
Name:	Jenifer Byrd
Title:	Vice President and Treasurer

Address:	c/o Smithfield Foods, Inc.
200 Commerce Street
Smithfield, VA 23430
Attention: Jenifer Byrd
and Mark Hall

SMITHFIELD DIRECT, LLC
as Originator

By:	/s/ Jenifer Byrd
Name:	Jenifer Byrd
Title:	Vice President and Treasurer

Address:	c/o Smithfield Foods, Inc.
200 Commerce Street
Smithfield, VA 23430
Attention: Jenifer Byrd
and Mark Hall
5th A&R Receivables Sales Agreement (Smithfield)

SMITHFIELD PACKAGED MEATS SALES CORP.
as Originator

By:	/s/ Jenifer Byrd
Name:	Jenifer Byrd
Title:	Vice President and Treasurer

Address:	c/o Smithfield Foods, Inc.
200 Commerce Street
Smithfield, VA 23430
Attention: Jenifer Byrd
and Mark Hall

SMITHFIELD RECEIVABLES FUNDING LLC
as Buyer

By: SFFC, Inc., its managing member

By:	/s/ Jeffrey A. Porter
Name:	Jeffrey A. Porter
Title:	President, Assistant Treasurer and Assistant Secretary

Address:	3411 Silverside Rd, 103 Baynard Bldg
Wilmington, DE 19810
Attention: Jeffrey A. Porter

With a copy to:

c/o Smithfield Foods, Inc.
200 Commerce Street
Smithfield, VA 23430
Attention: Jenifer Byrd
5th A&R Receivables Sales Agreement (Smithfield)

SMITHFIELD SUPPORT SERVICES CORP.

By:	/s/ Jenifer Byrd
Name:	Jenifer Byrd
Title:	Vice President and Treasurer

Address:	c/o Smithfield Foods, Inc.
200 Commerce Street
Smithfield, VA 23430
Attention: Jenifer Byrd
and Mark Hall
5th A&R Receivables Sales Agreement (Smithfield)

Exhibit I
Definitions
This is Exhibit I to the Agreement (as hereinafter defined).
(a)     Capitalized terms used and not otherwise defined in the Agreement or this Exhibit have the meanings attributed thereto in the Credit and Security Agreement.
(b)     As used in the Agreement and the Exhibits and Schedules thereto, capitalized terms have the meanings set forth in this Exhibit I (such meanings to be equally applicable to the singular and plural forms thereof).
(c)     Any references in the Agreement or this Exhibit I to any Person includes such Persons successors and permitted assigns.
(d)     The words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement.
(e)     The term “including” means “including without limitation”.
(f)     References to any agreement refer to that agreement as from time to time amended or restated.
“Administrative Agent” has the meaning provided in the Preliminary Statements to the Agreement.
“Adverse Claim” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
“Affiliates” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person or any Subsidiary of such Person. A Person shall be deemed to control another Person (a) if the controlling Person owns 10-50% of any class of voting securities of the controlled Person only if it also possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise, or (b) if the controlling Person owns more than 50% of any class of voting securities of the controlled Person.
“Aggregate Initial Contributed Assets” means, collectively, the Initial Contributed Assets of all US Originators.
“Agreement” means the Fifth Amended and Restated Receivables Sale Agreement, dated as of December 22, 2022, among Smithfield, Originators and Buyer, as the
Exhibit I-1

same may be amended, restated and/or otherwise modified from time to time in accordance with the terms thereof.
“Anti-Corruption Laws” has the meaning provided in the Credit and Security Agreement.
“Anti-Terrorism Law” has the meaning provided in the Credit and Security Agreement.
“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania (or, if otherwise, the Lending Office of the Administrative Agent); provided that, when used in connection with an amount that bears interest at a rate based on SOFR or any direct or indirect calculation or determination of SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.
“Buyer” has the meaning provided in the preamble to the Agreement.
“Calculation Period” means, with respect to any Originator, each fiscal calendar month of such Originator or portion thereof which elapses during the term of the Agreement. The first Calculation Period shall commence on the applicable Commencement Date and the final Calculation Period shall terminate on the applicable Termination Date.
“Capitalized Lease” means any lease the obligation for rentals with respect to which is required to be capitalized on a balance sheet of the lessee in accordance with GAAP.
“Change of Control” means any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of Smithfield’s Voting Stock (or its successor by merger, consolidation or purchase of all or substantially all of its assets).
“Collection Account” has the meaning provided in the Credit and Security Agreement.
“Collection Account Agreement” has the meaning provided in the Credit and Security Agreement.
“Collection Bank” has the meaning provided in the Credit and Security Agreement.
“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including all Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable; provided, however, that the term “Collections” shall not include any payment made for the account of the Servicer, a third-party service provider or sub-contractor whose services were not included in the amount invoiced for the applicable Receivable.
Exhibit I-2

“Commencement Date” means, (i) with respect to the US Originators, June 21, 2011, being the date set forth in the notice from Buyer to the US Originators, Smithfield and SFFC, with a copy to the Administrative Agent, dated June 15, 2011 and stating that Buyer is prepared to accept the contribution of the Initial Contributed Assets on such date, (ii) with respect to Fresh Sales, April 28, 2014, (iii) with respect to Smithfield Support, October 30, 2017, (iv) with respect to Packaged Sales and Fresh Meats, January 1, 2018, and (vi) with respect to Smithfield Bioscience, April 1, 2019.
“Commercial Paper” means promissory notes issued by a Conduit in the commercial paper market.
“Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Covered Entity” has the meaning provided in the Credit and Security Agreement.
“Credit and Collection Policy” means the credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and summarized in Exhibit V, as modified from time to time in accordance with the Agreement.
“Credit and Security Agreement” has the meaning provided in the Preliminary Statements to the Agreement.
“Debt” means, with respect to any Person at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under Capitalized Leases, (v) all obligations of such Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, (vi) all obligations of such Person to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument, (vii) all Debt of others secured by a lien on any asset of such Person to the extent of the fair market value of such asset, whether or not such Debt is assumed by such Person, (viii) all Synthetic Lease Liabilities of such Person, and (ix) all Debt of others guaranteed by such Person to the extent such Debt represents a liability of such Person;
Exhibit I-3

provided that liabilities resulting from the recognition of other post-retirement benefits required by Financial Accounting Standard No. 106 shall not constitute “Debt.”
“Discount Factor” means a percentage calculated to provide Buyer with a reasonable return on its investment in the Receivables purchased from each Originator after taking account of (i) the time value of money based upon the anticipated dates of collection of such Receivables and the cost to Buyer of financing its investment in such Receivables during such period, (ii) the risk of nonpayment by the Obligors, (iii) servicing costs, and (iv) factoring expenses. Each Originator and Buyer may agree from time to time to change the Discount Factor based on changes in one or more of the items affecting the calculation thereof; provided that any change to the Discount Factor shall take effect as of the commencement of a Calculation Period, shall apply only prospectively and shall not affect the Purchase Price payment made prior to the Calculation Period during which such Originator and Buyer agree to make such change.
“Effective Date” has the meaning provided in Section 1.8.
“Embargoed Property” has the meaning provided in the Credit and Security Agreement.
“Equity Interests” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of capital of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on the date hereof or issued after the date of this Agreement.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Originator or Smithfield, is treated as a single employer under Section 414(b) or (c) of the Tax Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Tax Code, is treated as a single employer under Section 414(m) of the Tax Code.
“Estimated Sales Report” has the meaning provided in Section 1.2(b).
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Excluded Originator” has the meaning provided in Section 1.8.
“Excluded Receivable” shall mean, with respect to any Excluded Originator, any Receivable originated by such Excluded Originator on or after the related Effective Date.
“Excluded Subsidiary” has the meaning provided in the Parent Credit Agreement.
Exhibit I-4

“Executive Officer” shall mean with respect to any Person, the Chief Executive Officer, President, Vice Presidents (if elected by the Board of Directors of such Person), Chief Financial Officer, Treasurer, Secretary and any Person holding comparable offices or duties (if elected by the Board of Directors of such Person).
“Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.
“Financial Officer” means with respect to Smithfield, any of the Chief Financial Officer, Vice President of Finance, and Treasurer.
“FX Collection Account” has the meaning provided in the Credit and Security Agreement.
“Governmental Authority” has the meaning provided in the Credit and Security Agreement.
“Indemnified Amounts” has the meaning provided in Section 6.1.
“Indemnified Party” has the meaning provided in Section 6.1.
“Initial Contributed Assets” means, in respect of each US Originator, that portion of the Initial Transferred Assets of such US Originator that has an aggregate Outstanding Balance as of 11:59 pm on the Business Day immediately preceding the applicable Commencement Date equal to the amount designated in the Transfer Notice as the amount of Initial Contributed Assets for such US Originator, which portion of the Initial Transferred Assets shall be identified more particularly on the first Settlement Date following such Commencement Date in accordance with Section 1.1(d).
“Initial Purchased Assets” means, in respect of each Originator, that portion of the Initial Transferred Assets of such Originator that has an aggregate Outstanding Balance as of 11:59 pm on the Business Day immediately preceding the Commencement Date equal to the amount designated in the Transfer Notice, as the amount of Initial Purchased Assets for such Originator, which portion of the Initial Transferred Assets shall be identified more particularly on the first Settlement Date following such Commencement Date in accordance with Section 1.1(d).
“Initial Transferred Assets” means, in respect of each Originator, all of the Receivables and the associated Related Security and Collections owned by such Originator as of 11:59 pm on the Business Day immediately preceding the applicable Commencement Date and to be transferred to Buyer by way of contribution or sale, as applicable, on such Commencement Date.
“Letter of Credit Issuer” has the meaning provided in the Preliminary Statements.
“Lock-Box” has the meaning provided in the Credit and Security Agreement.
Exhibit I-5

“Material Adverse Effect” means (i) any material adverse effect on the business, operations, financial condition or assets of Smithfield and its Non-Excluded Subsidiaries, taken as a whole, (ii) any material adverse effect on the ability of any Transferor to perform its obligations under the Transaction Documents to which it is a party, (iii) any material adverse effect on the legality, validity or enforceability of the Agreement or any other Transaction Document, (iv) any material adverse effect on any Transferor’s, Buyer’s, the Administrative Agent’s or any Lender’s interest in the Receivables generally or in any significant portion of the Receivables, the Related Security or Collections with respect thereto, or (v) any material adverse effect on the collectability of the Receivables generally or of any material portion of the Receivables.
“Monetization Documents” has the meaning provided in the Credit and Security Agreement.
“Monetized Receivables” has the meaning provided in the Credit and Security Agreement.
“Monetized Receivables Collections” has the meaning provided in the Credit and Security Agreement.
“Monthly Reporting Date” has the meaning provided in the Credit and Security Agreement.
“Net Worth” means as of the last Business Day of each Calculation Period preceding any date of determination, the excess, if any, of (a) the aggregate Outstanding Balance of the Receivables at such time plus cash-on-hand, over (b) the sum of (i) the Aggregate Principal outstanding at such time, plus (ii) the aggregate outstanding principal balance of the Subordinated Loans (including any Subordinated Loan proposed to be made on the date of determination).
“Non-Excluded Subsidiary” means a Subsidiary that is not an Excluded Subsidiary.
“Obligor” means a Person that is or becomes obligated to make payments pursuant to a Contract.
“Organizational Documents” means, for any Person, the documents for its formation and organization, which, for example, (a) for a corporation are its corporate charter or articles of incorporation, as applicable, and bylaws, (b) for a partnership are its certificate of partnership (if applicable) and partnership agreement, (c) for a limited liability company are its certificate of formation or organization and its operating agreement, regulations or the like and (d) for a trust is the trust agreement, declaration of trust, indenture or bylaws under which it is created.
“Original Agreement” has the meaning provided in the recitals to this Agreement.
Exhibit I-6

“Originator” has the meaning provided in the preamble to this Agreement.
“Outstanding Balance” of any Receivable at any time means the then outstanding principal balance thereof or, in the case of any Receivable described in clause (ii) of the definition of “Receivable” herein, the principal amount to become due and payable under the relevant Contract in respect of the relevant In-Transit Collateral.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Permitted Holders” means WH Group or any of its Controlled Affiliates and any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Persons, collectively, have direct or indirect beneficial ownership of more than 50% of the Voting Stock of Smithfield.
“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.
“PNC” means PNC Bank, National Association.
“Post-Closing Date” has the meaning provided in the Credit and Security Agreement.
“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by PNC (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.
“Purchase Date” means any date on or after the applicable Commencement Date on which the Buyer purchases Receivables and associated Related Security and related Collections (other than the Initial Purchased Assets) pursuant to Section 1.2.
“Purchase Price” has the meaning provided in Section 1.3(a).
“Purchase Price Credit” has the meaning provided in Section 1.4.
“Purchase Report” has the meaning provided in Section 1.2(d).
“Rabobank” means Coöperatieve Rabobank U.A., New York Branch.
“Receivable” means (i) all indebtedness and other obligations owed to an Originator (at the times it arises, and before giving effect to any transfer or conveyance under this Agreement) (including any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible) arising in connection with the sale of goods or the rendering of services by such Originator and further includes the obligation to pay any Finance
Exhibit I-7

Charges with respect thereto and (ii) all rights of an Originator under a Contract to collect or receive amounts that become due and payable under such Contract upon the delivery and acceptance of In-Transit Collateral pursuant to such Contract; provided, however, that the term “Receivable” shall exclude any indebtedness or other obligations owed or that become payable to an Originator by an Affiliate that is 100% owned, directly or indirectly, by an Originator or the Buyer; provided, further, that the term “Receivable” shall also exclude any Receivable owing to an Originator from Rotary Vortex Limited or WHG Trading Limited, each a limited company incorporated in Hong Kong. Indebtedness and other rights and obligations arising from any one transaction, including indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided, further, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor or such Originator treats such indebtedness, rights or obligations as a separate payment obligation.
“Receivables Agent” has the meaning provided in the Credit and Security Agreement.
“Receivables Buyers” has the meaning provided in the Credit and Security Agreement.
“Records” means, with respect to any Receivable, all Contracts and other documents, books, records and other information (including computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor.
“Related Monetized Assets” has the meaning provided in the Credit and Security Agreement.
“Related Security” means, with respect to any Receivable:
(i)     (a) in the case of an In-Transit Receivable, a security interest in the applicable Originator’s In-Transit Collateral relating thereto or (b) in the case of a Receivable other than an In-Transit Receivable, all of the applicable Originator’s interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale, financing or lease of which by such Originator gave rise to such Receivable, and, in either case, all insurance contracts with respect thereto,
(ii)     all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,
(iii)     all guaranties, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of
Exhibit I-8

such Receivable whether pursuant to the Contract related to such Receivable or otherwise,
(iv)     all service contracts and other contracts and agreements associated with such Receivable,
(v)     all Records related to such Receivable,
(vi)     all of the applicable Originator’s and Smithfield Support’s, to the extent applicable, right, title and interest in each Lock-Box and each Collection Account (other than any FX Collection Account), and
(vii)     all proceeds of any of the foregoing.
“Required Capital Amount” means, as of any date of determination, an amount equal to the greater of (a) 3% of the Aggregate Commitment under the Credit and Security Agreement, and (b) the product of (i) 1.5 times the product of the Default Ratio times the Default Horizon Ratio, each as determined from the most recent Monthly Report received from Smithfield under the Credit and Security Agreement, and (ii) the Outstanding Balance of all Receivables as of such date, as determined from the most recent Monthly Report received from Smithfield in its capacity as Servicer.
“Restructuring Transactions” has the meaning provided in Section 1.9.
“Review” has the meaning provided in Section 4.1(d).
“Sanctioned Person” has the meaning provided in the Credit and Security Agreement.
“Sanctioned Jurisdiction” has the meaning provided in the Credit and Security Agreement.
“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.
“Secured Parties” has the meaning provided in the Credit and Security Agreement.
“Senior Notes” has the meaning provided in the Parent Credit Agreement.
“Senior Notes Documents” means any agreement or instrument governing or evidencing any of the Senior Notes.
“Servicer” means at any time the Person (which may be the Administrative Agent) then authorized pursuant to the Credit and Security Agreement to service administer and collect Receivables.
Exhibit I-9

“Settlement Date” means, with respect to each Calculation Period, the eighteenth (18th) Business Day immediately following the end of such Calculation Period.
“SFFC” has the meaning provided in the preamble to this Agreement.
“Smithfield” has the meaning provided in the preamble to this Agreement.
“Smithfield Bioscience” means Smithfield Bioscience, Inc., an Ohio corporation.
“Smithfield Support” means Smithfield Support Services Corp., a Delaware corporation.
“Subordinated Lender” means, with respect to any Subordinated Loan, the related Originator.
“Subordinated Loan” has the meaning provided in Section 1.3(b)(iii).
“Subordinated Note” means, with respect to any Subordinated Loan, the related promissory note in substantially the form of Exhibit VI hereto as more fully described in Section 1.3, pertaining to such Subordinated Loan, as the same may be amended, restated, supplemented or otherwise modified from time to time, and shall include any Subordinated Note issued hereunder.
“Subordinated Note Limit” means, as to any Originator and with respect to the Settlement Date for any Calculation Period, an amount equal to the product of (x) a percentage (in no event in excess of 25%) equal to (i) 0.1 divided by (ii) the percentage of the aggregate Outstanding Balance of Receivables sold by all Originators during such Calculation Period that were sold by such Originator, multiplied by (y) the aggregate Outstanding Balance of Receivables owned by Buyer as of the last day of such Calculation Period, multiplied by (z) the percentage of the aggregate Outstanding Balance of Receivables sold by all Originators during such Calculation Period that were sold by such Originator.
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
“Synthetic Lease Liabilities” of a Person means any liability under any tax retention operating lease or so-called “synthetic” lease transaction, or any obligations arising with respect to any other similar transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries (other than leases which do not have an attributable interest component that are not Capitalized Leases).
“Tax Code” has the meaning provided in Section 2.1(x).
Exhibit I-10

“Termination Date” means, as to each Originator, the earliest to occur of (i) the Business Day immediately prior to the occurrence of a Termination Event set forth in Section 5.1(f) with respect to such Originator, (ii) the Business Day specified in a written notice (with the prior written consent of the Administrative Agent) from Buyer to such Originator following the occurrence of any other Termination Event, and (iii) the date which is 10 Business Days after Buyer’s and Administrative Agent’s receipt of written notice from such Originator that the facility evidenced by this Agreement has been terminated in accordance with the Transaction Documents insofar as the facility relates to such Originator.
“Termination Event” has the meaning provided in Section 5.1.
“Transaction Documents” has the meaning provided in the Credit and Security Agreement.
“Transfer Notice” has the meaning provided in Section 1.1(a)(i).
“Transferor” means (a) as to the Initial Contributed Assets, each Originator, SFFC and Smithfield, and (b) as to all other Receivables, together with the associated Related Security and Collections, the applicable Originator.
“Unmatured Termination Event” means an event which, with the passage of time or the giving of notice, or both, would constitute a Termination Event.
“US Originator” means any Originator other than Fresh Sales, Packaged Sales, Fresh Meats and Smithfield Bioscience.
“Voting Stock” of an entity means all classes of Equity Interests of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.
“WH Group” means WH Group Ltd., an exempted company incorporated with limited liability status under the laws of Cayman Islands.
All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9 as the context requires.
Exhibit I-11